Exhibit 99

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact:	Walter Ida
(808) 946-1400

Territorial Bancorp Inc.

Announces First Quarter 2010 Results

Honolulu, Hawaii, May 7, 2010 - Territorial Bancorp Inc., (NASDAQ: TBNK) (the “Company”), headquartered in Honolulu, Hawaii, the holding company parent of Territorial Savings Bank, announces net income of $1.46 million or $.13 per share, for the three months ended March 31, 2010, compared to $2.67 million for the three months ended March 31, 2009. The current quarter’s earnings were reduced by a $2.40 million pre-tax other-than-temporary impairment charge on its investment in trust preferred securities. The prospect of recognizing impairments on our investments in trust preferred securities was previously disclosed in certain of the Company’s prior SEC filings. Excluding the impact of the impairment charges for both quarters, the Company’s net income would have been $2.92 million, or $0.26 per share for the quarter ending March 31, 2010 compared to $2.85 million for the quarter ended March 31, 2009. Net income for the quarter ended March 31, 2010, excluding the impact of impairment charges, rose by $70,000 or 2.45% more than the quarter ending March 31, 2009. A reconciliation of the results of operations excluding the effect of the impairment charges has been provided with this release.

The Company also announces that its Board of Directors today approved a quarterly cash dividend on its common stock of $0.05 per share. The dividend will be paid on June 4, 2010 to stockholders of record as of May 21, 2010.

For the three months ended March 31, 2010 and March 31, 2009, net interest income was $11.37 million and $10.38 million, respectively. Net interest income rose by $991,000 or 9.5% primarily as a result of a $1.30 million or 24.3% decrease in interest expense. The decrease in interest expense occurred as the Company paid off $24.69 million of subordinated debt in 2009 and $25.00 million of securities sold under agreements to repurchase in the first quarter of 2010. There was no provision for loan losses for the quarter ended March 31, 2010 because of stabilization of our loan delinquencies compared to a $1.10 million loan loss provision for the quarter ended March 31, 2009. For the quarter ended March 31, 2010, a loss of $1.33 million in non-interest income was incurred compared to $1.50 million of non-interest income for the quarter ending March 31, 2009 primarily due to the $2.40 million other-than-temporary impairment loss on trust preferred securities. Non-interest expense increased to $7.79 million for the three months ended March 31, 2010 compared to $6.64 million for the three months ended March 31, 2009. The increase in non-interest expense was primarily due to increases in compensation and employee benefit expense (a significant part of which was related to our conversion to a publicly-held company), federal deposit insurance premiums and other general and administrative expenses.

Total assets at March 31, 2010 increased by $19.21 million or 1.38% to $1.409 billion compared to $1.390 billion at December 31, 2009. Cash and cash equivalents increased to $150.92 million at March 31, 2010 from $135.95 million at December 31, 2009, primarily due to an increase in deposits. Loans receivable, net of allowances for loan losses increased to $602.67 million at March 31, 2010, compared to $597.70 million at December 31, 2009. Deposits increased to $1.044 billion at March 31, 2010 from $1.015 billion at December 31, 2009. Securities sold under agreements to repurchase decreased to $105.20 million at March 31, 2010 from $130.20 million at December 31, 2009 as the Company paid off $25.00 million of borrowings which matured in the first quarter of 2010. Total stockholders’ equity increased to $220.12 million at March 31, 2010 from $219.67 million at December 31, 2009.

Asset quality remained strong. Total delinquent loans ninety days or more past due and not accruing interest was $270,000 at March 31, 2010, compared to $274,000 at December 31, 2009. Non-performing assets at March 31, 2010 totaled $808,000 or 0.06% of total assets compared to $684,000 or .05% of total assets at December 31, 2009. The allowance for loan losses was $1.66 million at March 31, 2010 compared to $1.68 million at December 31, 2009. The ratio of the allowance for loan losses to total loans was 0.28% at both March 31, 2010 and December 31, 2009.

Territorial Bancorp Inc., headquartered in Honolulu, Hawaii, is the stock holding company for Territorial Savings Bank. Territorial Savings Bank is a federally chartered savings bank which was originally chartered in 1921 by the Territory of Hawaii. Territorial Savings Bank conducts business from its headquarters in Honolulu, Hawaii and has 25 branch offices in the State of Hawaii.

Forward-looking statements - this earnings release contains forward-looking statements, which can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect,” “will,” “may” and words of similar meaning. These forward-looking statements include, but are not limited to:

•	statements of our goals, intentions and expectations;

•	statements regarding our business plans, prospects, growth and operating strategies;

•	statements regarding the asset quality of our loan and investment portfolios; and

•	estimates of our risks and future costs and benefits.

These forward-looking statements are based on our current beliefs and expectations and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. We are under no duty to and do not take any obligation to update any forward-looking statements after the date of this earnings release.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•	general economic conditions, either nationally or in our market areas, that are worse than expected;

•	competition among depository and other financial institutions;

•	inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments;

•	adverse changes in the securities markets;

•	changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements;

•	our ability to enter new markets successfully and capitalize on growth opportunities;

•	our ability to successfully integrate acquired entities, if any;

•	changes in consumer spending, borrowing and savings habits;

•

changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission and the Public Company Accounting Oversight Board;

•	changes in our organization, compensation and benefit plans;

•	changes in our financial condition or results of operations that reduce capital available to pay dividends; and

•	changes in the financial condition or future prospects of issuers of securities that we own.

Because of these and a wide variety of other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements.

TERRITORIAL BANCORP INC. AND SUBSIDIARIES

Consolidated Statements of Income (Unaudited)

(Dollars in thousands, except per share data)

	Three Months Ended March 31,
	2010	2009
Interest and dividend income:
Investment securities	$6,807	$6,272
Loans	8,529	9,448
Other investments	76	—

Total interest and dividend income	15,412	15,720

Interest expense:
Deposits	2,959	3,794
Advances from the Federal Home Loan Bank	—	33
Securities sold under agreements to repurchase	1,084	1,214
Subordinated debentures and other borrowings	—	301

Total interest expense	4,043	5,342

Net interest income	11,369	10,378

Provision for loan losses	—	1,102

Net interest income after provision for loan losses	11,369	9,276

Non-interest income:
Total other-than-temporary impairment losses	(3,510)	(436)
Portion of loss recognized in other comprehensive income (before taxes)	1,106	138

Net other-than-temporary impairment losses	(2,404)	(298)
Service fees on loan and deposit accounts	623	667
Income on bank-owned life insurance	255	255
Gain on sale of investment securities	68	—
Gain on sale of loans	80	799
Other	46	74

Total non-interest income	(1,332)	1,497

Non-interest expense:
Salaries and employee benefits	4,660	3,797
Occupancy	1,139	1,130
Equipment	716	704
Federal deposit insurance premiums	292	134
Other general and administrative expenses	982	870

Total non-interest expense	7,789	6,635

Income before income taxes	2,248	4,138

Income taxes	787	1,467

Net income	$1,461	$2,671

Basic earnings per share	$.13	N/A

Cash dividends declared per common share	$.05	N/A

Basic weighted average shares outstanding	11,309,596	N/A

TERRITORIAL BANCORP INC. AND SUBSIDIARIES

Consolidated Balance Sheets (Unaudited)

(Dollars in thousands, except share data)

	March 31, 2010	December 31, 2009
ASSETS
Cash and cash equivalents	$150,916	$135,953
Investment securities available for sale	8,006	—
Investment securities held to maturity, at amortized cost (fair value of $601,221 and $606,269 at March 31, 2010 and December 31, 2009, respectively)	586,459	598,394
Federal Home Loan Bank stock, at cost	12,348	12,348
Loans held for sale	4,067	1,084
Loans receivable, net	602,667	597,700
Accrued interest receivable	4,765	4,781
Premises and equipment, net	4,498	4,495
Real estate owned	159	159
Bank-owned life insurance	28,504	28,249
Prepaid expenses and other assets	6,436	6,449

Total assets	$1,408,825	$1,389,612

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Deposits	$1,044,288	$1,014,668
Securities sold under agreements to repurchase	105,200	130,200
Investment purchases pending settlement	13,085	—
Accounts payable and accrued expenses	21,393	18,837
Current income taxes payable	1,522	670
Deferred income taxes payable	1,469	2,661
Advance payments by borrowers for taxes and insurance	1,753	2,905

Total liabilities	1,188,710	1,169,941

Commitments and contingencies

Stockholders’ Equity
Preferred stock, $.01 par value; authorized 50,000,000 shares, no shares issued or outstanding	—	—
Common stock, $.01 par value; authorized 100,000,000 shares; issued and outstanding 12,233,125 shares at March 31, 2010 and December 31, 2009	122	122
Additional paid-in capital	118,934	118,823
Unearned ESOP shares	(9,175)	(9,297)
Retained earnings	111,980	111,082
Accumulated other comprehensive loss	(1,746)	(1,059)

Total stockholders’ equity	220,115	219,671

Total liabilities and stockholders’ equity	$1,408,825	$1,389,612

TERRITORIAL BANCORP INC. AND SUBSIDIARIES

Financial Tables for Earnings Release

March 31, 2010

	Three Months Ended March 31, 2010	Three Months Ended March 31, 2009
Performance Ratios:

Return on average assets	0.42%	0.87%
Return on average equity	2.63%	10.55%
Net interest margin on average interest earning assets	3.38%	3.54%

	At March 31, 2010	At December 31, 2009
Selected Balance Sheet Data:

Book value per share (1)	$17.99	$17.96
Stockholders’ equity to total assets	15.62%	15.81%

Asset Quality
(Dollars in thousands, except for ratios):

Delinquent loans 90 days or more past due and not accruing (2)	$270	$274
Non-performing assets (2)	808	684
Allowance for loan losses	1,658	1,681
Non-performing assets to total assets	0.06%	0.05%
Allowance for loan losses to total loans	0.28%	0.28%
Allowance for loan losses to non-performing assets	205.20%	245.76%

Note:

(1)	Book value per share is equal to stockholders’ equity divided by number of shares issued (12,233,125)
(2)	Amounts are net of charge-offs

Territorial Bancorp Inc. and Subsidiaries

Income for the Three Months Ended

March 31, 2010 and 2009

Adjusted for Other-Than-Temporary Impairment Losses

	March 31, 2010	March 31, 2009

Income before income taxes (as reported on the consolidated statement of income)	$2,248	$4,138

Other-than-temporary impairment added back to income before income taxes:

Net other-than-temporary impairment losses	2,404	298

Income before other-than-temporary impairment losses and income taxes	4,652	4,436

Income taxes	1,730	1,584

Net income, as adjusted	$2,922	$2,852

Basic earning per share, as reported	$0.13	N/A
Impact of OTTI loss per share	.13	N/A
Basic earnings per share, as adjusted	$0.26	N/A

Basic weighted average shares outstanding	11,309,596	N/A